Exhibit 5.5

[Letterhead of Smith, Gambrell & Russell, LLP, Los Angeles Office]

444 South Flower Street

Suite 1700

Los Angeles, California 90071

Tel: 213 358-7200

www.sgrlaw.com

October 29, 2021

International Lease Finance Corporation

10250 Constellation Boulevard, Suite 1500

Los Angeles, California 90067

Ladies and Gentlemen:

We have acted as special California counsel to International Lease Finance Corporation (the “Company”), a California corporation and a wholly-owned subsidiary of AerCap Holdings N.V. (the “Parent Guarantor”), in connection with the shelf registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on October 19, 2021 by AerCap Ireland Capital Designated Activity Company (the “Irish Issuer”), AerCap Global Aviation Trust (the “U.S. Issuer”, and together with the Irish Issuer, the “Issuers”), the Parent Guarantor, and the entities listed in the Table of Subsidiary Guarantors in the Registration Statement (together with the Parent Guarantor, the “Guarantors”).

The Registration Statement includes a base prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus. The Prospectus provides for the offering of the debt securities of the Issuers and the Guarantees (as defined below).

We are providing this opinion in connection with the offer and sale of (i) $1,750,000,000 1.150% Senior Notes due 2023, (ii) $3,250,000,000 1.650% Senior Notes due 2024, (iii) $1,000,000,000 1.750% Senior Notes due 2024, (iv) $3,750,000,000 2.450% Senior Notes due 2026, (v) $3,750,000,000 3.000% Senior Notes due 2028, (vi) $4,000,000,000 3.300% Senior Notes due 2032, (vii) $1,500,000,000 3.400% Senior Notes due 2033, (viii) $1,500,000,000 3.850% Senior Notes due 2041, and (ix) $500,000,000 Floating Rate Senior Notes due 2023 (“collectively, the “Notes”) pursuant to a Preliminary Prospectus Supplement dated October 19, 2021 (the “Preliminary Prospectus Supplement”) and a Prospectus Supplement dated 21, 2021 (the “Prospectus Supplement”).

International Lease Finance Corporation

The Notes will be issued pursuant to the Indenture dated as of October 29, 2021 among the Issuers, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of October 29, 2021 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of October 29, 2021 (the “Second Supplemental Indenture”, and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Notes are to be guaranteed by the Guarantors (including, but not limited to, the Company) on the terms and subject to the conditions set forth in the Indenture (collectively, the “Guarantees” and, with respect to such guarantee by the Company, the “ILFC Guarantee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the registration of the Notes and related guarantees.

In rendering this opinion letter, we have reviewed copies, as executed, of the following (collectively, the “Reviewed Documents”):

(i) the Registration Statement;

(ii) the Preliminary Prospectus Supplement;

(iii) the Prospectus Supplement;

(iv) the Indenture (which includes the ILFC Guarantee);

(v) the form of Notes (as contained in the Indenture);

(vi) the Certificate of Secretary of the Company addressed to us, dated the date hereof, executed by the Secretary of the Company (the “Secretary’s Certificate”);

(vii) the Restated Articles of Incorporation of the Company, as certified to us pursuant to the Secretary’s Certificate as being complete and in full force and effect as of the date hereof;

(viii) the Amended and Restated Bylaws of the Company, as certified to us pursuant to the Secretary’s Certificate as being complete and in full force and effect as of the date hereof;

(ix) the Unanimous Written Consent of the Board of Directors of the Company dated October 7, 2021 and certified to us pursuant to the Secretary’s Certificate as authorizing the ILFC Guarantee, the Indenture and the Registration Statement;

(x) a Certificate of Status – Domestic Corporation with respect to the Company, issued by the California Secretary of State on October 28, 2021 (the “Certificate of Good Standing”); and

International Lease Finance Corporation

(xi) such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion letter.

We have made an investigation of such laws, as we have deemed necessary and appropriate for the purpose of rendering this opinion letter.

As to certain factual matters relevant to this opinion letter, we have conclusively relied on the representations and warranties made in the Reviewed Documents by the parties thereto.

For purposes of this opinion letter, we have assumed the following:

(a) the genuineness of all signatures;

(b) the legal capacity of natural persons;

(c) the authenticity of all documents submitted to us as originals;

(d) the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such documents;

(e) the Company is duly qualified to do business and is in good standing as a foreign corporation under the laws of each jurisdiction where it is required to be so qualified;

(f) the due authorization, execution and delivery of the Indenture by all of the parties thereto (other than the Company);

(g) all representations and warranties made in the Indenture are true and correct as to factual matters;

(h) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Indenture;

(i) the terms of the Indenture have not been amended, modified, supplemented or qualified directly or indirectly by any other agreements or understandings (written or oral) of the parties thereto, or by any course of dealing or trade custom or usage, in any manner affecting the opinions expressed herein; and

(j) the execution and delivery of the Indenture, and performance of the Indenture by the parties thereto do not and will not require any approval, consent, license, validation, filing, recording, registration or authorization (each an “Approval”) with or from, any third party, including any government entity or any political subdivision thereof, or any jurisdiction, whether state or local, or any agency, authority, instrumentality, regulatory body, court, central bank or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (each a “Governmental Authority”), required to be obtained or made by or on behalf of such party in connection with such party’s execution, delivery and performance of the Indenture, except for such Approvals as have been obtained or made.

International Lease Finance Corporation

With your permission, we have made no investigation of the facts underlying the foregoing assumptions. We have made no investigation regarding the accuracy or completeness of any warranties, representations and statements of fact contained in any Reviewed Document, nor have you requested us to do so, and we express no opinion herein regarding the same. We express no opinion herein with respect to the effect, if any, that the invalidity or illegality or unenforceability of any Reviewed Document, or such facts or other matters pertaining thereto as may be revealed by inquiry, would have upon the opinions expressed herein.

This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond those opinions expressly stated. For the avoidance of doubt, this opinion does not address the enforceability of the Indenture against any of the parties thereto (including the Company).

Based on the foregoing and upon such investigation of matters of law as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.	Based solely on the Certificate of Good Standing, the Company exists and is in good standing as a corporation under the laws of the State of California.

2.

The Company has the corporate power to execute and deliver the Indenture, to perform the Company’s obligations as a Guarantor under the Indenture, and to consummate the transactions contemplated by the Indenture, including with respect to the ILFC Guarantee.

3.

The execution, delivery and performance of the Indenture by the Company and the consummation by the Company of the transactions contemplated thereby (including the ILFC Guarantee) have been duly authorized by all requisite corporate action.

4.	The Indenture has been executed and delivered by the Company.

We are members of the Bar of the State of California, and our opinions herein are limited and rendered with respect to Generally Applicable Laws. As used herein, the term “Generally Applicable Laws” means those California and federal laws that are generally applicable to the execution, delivery or performance of agreements having terms and provisions of the type contained in the Indenture but not laws that are applicable thereto because of the specific nature of the assets or business, including legal or regulatory status, of any of the parties thereto or their affiliates. We express no opinion as to any laws of any other state or jurisdiction. Our opinion in paragraph 1 as to good standing speaks as of the date of the Certificate of Good Standing, irrespective of the date of this opinion letter.

International Lease Finance Corporation

This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond those opinions expressly stated. Opinions rendered herein are as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinions if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K filed by AerCap Holdings N.V. on October 29, 2021 and incorporated by reference into the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

International Lease Finance Corporation

Very truly yours,

/s/ SMITH, GAMBRELL & RUSSELL, LLP
SMITH, GAMBRELL & RUSSELL, LLP